Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 10, 2021, with respect to the balance sheet of Transfix Holdings, Inc. included in the Registration Statement (Form S-4) of Transfix Holdings, Inc. for the registration of shares of its common stock and warrants to purchase its common stock.

/s/ Ernst & Young, LLP

New York, NY

November 10, 2021